EXHIBIT 99.1

FTE Networks, Inc. CEO Letter to Shareholders

Company Provides Corporate Update

NAPLES, Fla. (October 17, 2017) – FTE Networks, Inc. (OTCQX: FTNW) (“FTE” or the “Company”), a leading provider of innovative technology-oriented solutions for smart platforms, network infrastructure and buildings, today provided a shareholder update on its business outlook.

Dear Shareholders:

We would like to take this opportunity to update you on the advances that we have made in the nine months ending 9/30/17, and provide management’s outlook for the remainder of this year and into 2018. In 2017, we have made considerable progress in delivering on our growth initiatives and on our goal to become a “One-Stop Shop” for technology, telecommunications, and general contracting. Following the Company’s April 2017 transaction with Benchmark Builders, Inc., (“Benchmark”), a company with $389 million in revenue and $32.8 million in pro forma adjusted EBITDA in 2016, we believe we are an undervalued technology company compared to our peers. Our combined companies provide a platform for significant growth as we leverage the market opportunities that each subsidiary provides to our overall expansion strategy.

The company continues its upward growth trajectory into third quarter with tremendous improvement over second quarter 2017.

Third Quarter Financial Highlights

●	Anticipate revenues in excess of $75 million with an increase in gross margin due to operational efficiencies, successful integration of Benchmark Builders and operating leverage as we grow top line revenues

●	Combined backlog in excess of $325 million

●	Refining our brand - FTE operates three distinct and synergistic entities with eight lines of business through our wholly owned subsidiaries

o	FTE Network Services – Telecom and Technology Infrastructure Services
o	CrossLayer – Managed Network Services and Technology Solutions
o	Benchmark Builders – General Contracting

●	Company continues to invest in its cutting edge disruptive technology offered through CrossLayer, Inc. and has invested over $4 million to date

Recent Business Highlights

●	Won three new projects that include infrastructure and technology expansion

●	These announced new contracts are valued at a combined $61.6MM

●	Continuing to expand footprint and services to Fortune 100/500 clients

●	Continuing efforts to list on major stock exchange

As part of its ongoing commitment to strengthen its communication with its shareholder base, the Company plans to continue engaging stakeholders in meaningful dialogue via investor conferences and other communication channels.

What we do - FTE Network Services provides network infrastructure solutions for the telecom and technology sectors. CrossLayer, Inc. offers managed network services with a first-of-its-kind advanced network and cloud platform. Benchmark is a premier, full-service interior and general contracting company. We offer general contract management, and provide end-to-end design, build and support solutions for state-of-the-art networks and commercial properties, to create the most transformative smart platforms and buildings. Overall, we operate eight lines of business, including Data Center Infrastructure, Fiber Optics, Wireless Integration, Network Engineering, Internet Service Provider, General Contracting Management, and General Contracting.

We are excited about the opportunities ahead of us, and we want to highlight some of them for you, beginning with five fast-growing markets estimated to reach $576 billion by 2021. According to Cisco Systems, demand for increased internet speed will grow by 300% over the next four years. Our three businesses complement and enhance one another to provide end-to-end solutions to clients facing these increasing demands for bandwidth. All three subsidiaries are profitable. In the first half of 2017, the Company recorded $10.5 million in one-time non-recurring cash and non-cash expenses, primarily related to the closing of the Benchmark transaction. On an adjusted basis, net income was $1.5 million. Moreover, the Company has Invested $4.0 million in CrossLayer to-date.

Our businesses are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of innovative projects and services. We work with Fortune 100 and 500 companies, including some of the world’s leading communications services providers. Clients include AIG, Credit Suisse, Dow Jones, ESPN, FINRA, Google, Morgan Stanley, and the NYSE, to name a few. Clients have responded enthusiastically to our One-Stop Shop concept. We have strong market share in key markets such as New York City, and are aggressively pursuing and opening new markets.

Fast-Growing Markets

We currently service five markets anticipated to grow to $576B by 2021. The In-Building Wireless Market is forecasted to grow at 28% from $4.8 billion in 2015 to $16 billion in 2020, according to market research firm, Markets and Markets. The Global Smart Buildings Market is forecasted to grow at 30% from $7 billion in 2014 to $36 billion in 2020. The Network Infrastructure (Fiber) Market is forecasted to grow from $130 billion in 2017 to $150 billion in 2021. The Data Center Market is forecasted to grow from $130 billion in 2017 to $170 billion in 2021. Our fifth and largest market, US Commercial Construction, is a $204 billion market forecasted to grow at 10% per year.

Benchmark Complements and Enhances Our Consolidated Business

The addition of Benchmark has catapulted us to a new level of visibility and opportunity. Benchmark was ranked No. 6 among the top general contractors for alteration and renovation projects, based on initial estimated costs listed in New York City Department of Building permits filed between January 2012 and March 2017. The ranking appears in the May 2017 issue of The Real Deal, considered the leading source of New York real estate news.

To date in 2017, Benchmark has won eight new interior projects, augmenting the combined backlog of $346.7 million that FTE and Benchmark had as of June 30, 2017. Benchmark continues to expand its reach in the New York City market. In total, the new projects represent approximately 820,000 square feet of build-outs. All eight projects are located in New York City and its surrounding boroughs, and are expected to be completed by year-end 2017.

Demand for Smart Buildings Drives Demand for Our Services – Crosslayer is the Key

We are focused on a big problem in the market. A 2015 study by Wired Score found that, for office workers, “reliable connectivity is the #1 most important influencing factor in selecting office space, ahead of transportation, location, amenities, views, and environmental sustainability.” The technology for delivering this immediate access has become known as “Edge Computing.” Edge Computing technology enables the cost-effective development of in-building and on-campus networks that commercial property developers can own, operate, and monetize. Edge Computing technology is efficient, flexible, scalable, and secure.

We believe that new imperatives for smart building networks will continue to drive demand for our horizontally integrated services. These imperatives include:

●	That the real estate sector has been challenged to evolve in an increasingly networked world, with tenants expecting rapid broadband and Wi-Fi, as businesses become more data-driven, and as consumers depend on internet-delivered entertainment and other applications.

●	There is no clear “blueprint” for building owners to implement a cost-effective and future-proof smart building.

●	Our Edge Computing solution, CrossLayer, efficiently uses low-cost commodity servers that enable new capabilities and scaling through upgradable, open source software releases in a way that is similar to visiting the App Store to select new features.

●	CrossLayer can occupy a small space and still enable network, cloud, content and data to converge into a single network platform in an environment that evolves with technology.

●	Our Edge Computing architectures are flexible and able to support a wide range of applications to address the needs of many diverse industries.

●	Large commercial buildings can use CrossLayer for a wide range of smart building applications and security, ranging from HD video monitoring to power, HVAC control and locally secure IoT (the internet of things) device gateways.

●	Our Edge Computing solution, CrossLayer, allows property managers to optimize efficiency.

Many Opportunities for our Inside Plant and Outside Plant Businesses

At the parent company level, FTE Networks is leveraging its technology expertise and Benchmark’s position in the New York City market to maintain its strong growth momentum and realize synergies among and across the three entities. Specifically, to drive organic growth, we remain focused on high-growth markets such as New York City and Denver, where we have already developed a strong presence. At the same time, we continue to see opportunities in new markets, as more companies recognize the benefits of our One-Stop Shop concept, as well as our strength in Edge Computing. Our momentum continues as we expand our footprint in the Midwest and South, for instance.

One example of this is within our Inside Plant operating group at FTE Network Services. We have been awarded a new contract by a Fortune 2016 Global 500 telecom company for Inside Plant work. This client is a company we’ve worked with previously and they’ve chosen to work with us again because of their first-hand experience with the peerless quality of our services, our performance, our transparency, and our commitment to deadlines.

We also secured two new master services agreements (MSAs) with new local exchange carriers (LECs) earlier this year. The new MSAs expand our footprint in the Midwest and South and add to our Outside Plant (OSP) line of business. Work on the projects is expected to commence in the last quarter of 2017, with revenue expected to be recognized during the final 2017 quarter, as work is completed.

These new agreements cover projects in Michigan, Oklahoma, Tennessee and Wisconsin, among other states. Michigan, Oklahoma, Tennessee and Wisconsin are all new markets for us, as we continue to focus on expanding our footprint. One of the LECs ranks among the top ten LECs in the country, providing 1.2 million connections to high-speed internet, phone and TV entertainment services in nearly 900 metropolitan, rural and suburban communities. The other is a leading provider of data, video and voice services to commercial and consumer customers in 29 states, a Fortune 500 company and a member of the S&P MidCap 400.

Six Months Ended June 30, 2017

As a result of our initiatives, including our integration with Benchmark, we reported $50.7 million in consolidated revenues for the three months ended June 30, 2017, up from $3.2 million reported for the same period in 2016. We reported gross profit of $8.3 million, compared to $1.2 million recorded in 2016.

The increase in revenues is primarily attributable to the Benchmark’s integration. Specifically, Benchmark generated revenue of $43.1 million for the period April 21, 2017 through June 30, 2017. As of June 30, 2017, we had a backlog of unfilled contracts and master service agreements of approximately $346.7 million, consisting of $195.4 million of Benchmark’s backlog.

Laying the Groundwork for an Uplisting to National Exchange

With our stronger operating structure, significantly increased revenue, and enhanced opportunities, we believe it is time to focus on listing our shares on a national exchange, and we plan to initiate efforts in furtherance of this goal. We believe that listing on a national exchange will enhance our visibility within the investment community and broaden the base of potential investors in our common stock. A national uplisting will also expand our ability to obtain coverage from investment banks and sell-side analysts. We also believe a national listing will boost our profile with institutional funds and attract institutional shareholders, as well as the participation of stock brokers and financial advisors at many firms that are otherwise restricted from trading in our common stock because it is not listed on a national exchange. With the fundamental growth of the Company, coupled with the vast market we have entered, we believe our common stock will be attractive to many new investors.

In Conclusion, We Are Optimistic About Our Opportunities

In conclusion, as a result of the groundwork we have laid and the fact that we have approximately $98 million in revenues and $1.5 million in adjusted net income in the first half of 2017 and anticipate a tremendous increase in revenue and profitability in the second half of 2017, we believe we are well on our way to becoming a leading small-cap growth and value play. Upon listing on a national exchange, we are confident that more investors will recognize, and be able to participate in, our growth.

Finally, we look forward to another exciting year, filled with many anticipated milestones and achievements. We would like to remind you that management is dedicated to delivering shareholder value by growing the Company. Thank you for your continued commitment to FTE Networks. Please do not hesitate to contact us directly with any additional questions.

Sincerely,

Michael Palleschi

President and CEO

Media and Investor Relations:

FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

ir@ftenet.com

OTCQX:FTNW

Cautionary Note Regarding Forward-Looking Statements

This shareholder update contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “outlook,” “intend,” “plan,” “believe,” “expect,” “strategy,” “future,” “estimate,” “anticipate,” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results, such as revenue growth and earnings potential as a result of our integration with Benchmark, new service agreements, and enhanced service offerings; our strategies for continued growth and accelerated market expansion; our belief that our suite of services and products, combined with new business opportunities and market demand, will meet our anticipated projections and desired results; and our plans to pursue a listing on a national exchange and that said listing will result in greater interest and visibility in our common stock.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and market trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-K’s, Form 10-Q’s and Form 8-K’s. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this update is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.